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                                                                      Exhibit 12

                  CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
            MARGIN ANALYSIS (ADJUSTED FOR OUT OF SERVICE PROPERTIES)
                                 (in thousands)

                                                Three Months Ended June 30    Six Months Ended June 30
                                              ----------------------------------------------------------
                                                    2002           2001           2002         2001
                                                 (Unaudited)   (Unaudited)     (Unaudited)   (Unaudited)
                                              ----------------------------------------------------------
Net revenue margin:
  Minimum rents, straight-line rents,
   expense reimbursements and mortgage
   interest income from in-service properties    $   35,821     $  36,598       $ 71,292       $ 73,414
  Less adjusted expense reimbursement
   (adjusted for gross leases and
    expense stops)                                   (8,683)       (8,808)       (17,710)       (18,875)
                                                 ----------     ---------       --------       --------
  Adjusted operating and investment
   revenue                                           27,138        27,790         53,582         54,539

  Less real estate taxes and property
   operating and leasing expenses(2)                (11,596)      (12,796)       (24,645)       (26,527)
  Add back adjusted expense
   reimbursement                                      8,683         8,808         17,710         18,875
                                                 ----------     ---------       --------       --------

Net revenue                                      $   24,225     $  23,802       $ 46,647       $ 46,887

Net revenue margin(1)                                 89.27%        85.65%         87.06%         85.97%
Rolling four quarter average                          89.02%        87.53%         89.02%         87.53%


Adjusted EBITDA margin:
  Net income available to common
   shareholders                                  $   17,536     $  14,180       $ 32,439       $ 25,688
  Add back:
    Interest incurred, net                            6,827         7,834         13,621         15,622
    Preferred dividends                               2,523         2,523          5,045          5,045
    Depreciation and amortization                     8,458         8,088         17,067         16,981
    Depreciation and amortization from
     discontinued operations                            211           322            506            600
    Amortization of deferred financing
     costs                                              624           608          1,218          1,209
    Extraordinary item                                    -             -                         1,616
    Provision for income taxes
     (expense) benefit                                 (794)         (755)        (1,588)          (422)
    Provision for income taxes
     (expense) benefit from discontinued
     operations                                         (11)           35            (21)            82
  Less:
    Depreciation on sold properties                  (2,811)       (1,764)        (3,881)        (2,058)
                                                 ----------     ---------       --------       --------

Adjusted EBITDA                                  $   34,173     $  32,511       $ 67,624       $ 65,043

Adjusted EBITDA margin(3)                             88.48%        80.11%         87.24%         79.90%
Rolling four quarter average                          83.94%        73.19%         83.94%         73.19%

NOI margin:
  Total operating and investment
   revenue                                       $   35,903     $  38,833       $ 71,498       $ 77,710

  Less:
    Real estate taxes                                 6,897         8,390         15,220         16,337
    Property operating and leasing(2)                 5,093         4,736         10,407         10,658
                                                 ----------     ---------       --------       --------

Net operating Income                             $   23,913     $  25,707       $ 45,871         50,715

Net operating income margin (NOI
 margin)(4)                                           66.60%        66.20%         64.16%         65.26%
Rolling four quarter average                          66.89%        65.23%         66.89%         65.23%

(1) Net revenue margin is calculated as net revenue / adjusted operating and investment revenue (adjusted operating and investment revenue does not include expense reimbursements; expenses are net of expense reimbursements).

(2) Excludes the effect of the one-time non cash charge from vesting of stock grants.